Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release November 12, 2024

Contact: Don Jennings, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced a net loss of $15,000 or $0.00 diluted earnings per share for the three months ended September 30, 2024, compared to a net loss of $175,000 or $(0.02) diluted earnings per share for the three months ended September 30, 2023, an increase of $160,000 or 91.4%.

The decrease in net loss for the quarter ended September 30, 2024 was primarily attributable to higher net interest income and higher non-interest income, which were partially offset by lower income tax benefit and higher non-interest expense. Net interest income increased $200,000 or 12.0% to $1.9 million due primarily to interest income increasing more than interest expense increased period to period. Interest income increased $886,000 or 23.7%, while interest expense increased $686,000 or 33.2% to $2.8 million for the recently-ended quarter. While the rising interest rate environment has slowed and market rates have even decreased, the repricing level of our assets has begun to outpace the increase in expenses paid on liabilities.

The average rate earned on interest-earning assets increased 69 basis points to 5.05% and was the primary reason for the increase in interest income, although average interest-earning assets also increased $23.4 million or 6.8% to $336.0 million for the recently-ended quarterly period. The average rate paid on interest-bearing liabilities increased 68 basis points to 3.55% and was the primary reason for the increase in interest expense, although average interest-bearing liabilities also increased $22.3 million or 7.8%.

Non-interest income increased $63,000 or 85.1% and totaled $137,000 for the three months ended September 30, 2024, almost entirely due to net gains on sales of loans increasing $61,000 compared to September 30, 2023. This is due to the increase in demand for fixed -rate secondary market loans.

We recorded a $15,000 provision for credit loss for the recently-ended quarter compared to a provision of $6,000 in the prior year period. Management determined that the current period provision was prudent in light of the slight growth in the loan portfolio during the recently-ended quarter. Loans, net, increased $150,000 and totaled $333.2 million at September 30, 2024, compared to $333.0 million at June 30, 2024.

Income tax benefit decreased $63,000 or 91.3% period to period, as we recorded an income tax benefit of $6,000 for the three months just ended compared to income tax benefit of $69,000 in the prior year quarter. Both were due to the net losses taken at each period, with the three months ended September 30, 2024 net loss being 91.4% lower than that of the three months ended September 30, 2023.

Non-interest expense also increased $31,000 period to period primarily due to data processing costs, which increased $31,000 or 23.3% and totaled $164,000. FDIC insurance premiums also increased $28,000 or 80.0% and totaled $63,000 due to overall higher rates as well as continued use of brokered deposits which also cause increased FDIC insurance costs.

At September 30, 2024, assets totaled $375.7 million, an increase of $682,000 or 0.2%, from $375.0 million at June 30, 2024, due primarily to the increase in the aggregate of loans held for sale and loans, net, increasing $1.5 million or 0.5%. Total liabilities increased $456,000 or 0.1% to $327.4 million at September 30, 2024, as Federal Home Loan Bank advances increased $1.1 million or 1.5% to $70.1 million and total deposits decreased $1.2 million or 0.5% to $254.9 million.

At September 30, 2024, the Company reported its book value per share as $5.96. Shareholders’ equity increased $226,000 or 0.5% to $48.2 million at September 30, 2024 compared to June 30, 2024. The increase in shareholders’ equity was primarily associated with accumulated other comprehensive loss decreasing $241,000 at September 30, 2024 compared to June 30, 2024 as the unrealized losses on our investment portfolio decrease.

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our ability to fully and timely address the deficiencies that resulted in the Agreement that First Federal Savings Bank of Kentucky has entered into with the Office of the Comptroller of the Currency (“OCC”); First Federal Savings Bank of Kentucky’s ability to satisfy the Individual Minimum Capital Requirements imposed by the OCC; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection for the payment of dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company or from the Company to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC competitive conditions in the financial services industry; changes in the level of inflation; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2024. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2024, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	June 30,
	2024	2024
	(Unaudited)
Assets
Cash and Cash Equivalents	$17,269	$18,287
Investment Securities	9,615	9,861
Loans available-for sale	1,502	110
Loans, net	333,175	333,025
Real estate acquired through foreclosure	10	10
Other Assets	14,079	13,675
Total Assets	$375,650	$374,968
Liabilities
Deposits	$254,915	$256,139
FHLB Advances	70,055	68,988
Other Liabilities	2,457	1,844
Total Liabilities	327,427	326,971
Shareholders’ Equity	48,223	47,997
Total Liabilities and Equity	$375,650	$374,968
Book Value Per Share	$5.96	$5.94
Tangible book value per share	$5.96	$5.94

Condensed Consolidated Statements of Loss
(In thousands, except share data)

	Three months ended September 30,
	2024	2023
	(Unaudited)
Interest Income	$4,620	$3,734
Interest Expense	2,750	2,064
Net Interest Income	1,870	1,670
Provision for Credit Losses	15	6
Non-interest Income	137	74
Non-interest Expense	2,013	1,982
Loss Before Income Taxes	(21)	(244)
Income Taxes	(6)	(69)
Net Loss	$(15)	$(175)
Earnings per share:
Basic and diluted	$0.00	$(0.02)
Weighted average outstanding shares:
Basic and diluted	8,086,715	8,086,715

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